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EXHIBIT 21

SUBSIDIARIES OF CVF TECHNOLOGIES CORPORATION

1.       SRE Controls Inc

2.       Biorem Technologies Inc.

3.       Gemprint(TM)Corporation

4.       Ecoval Corporation

5.       CVF Capital Management Corporation

6.       Petrozyme Technologies Inc.

7.       IMT Systems Inc.